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                                                              EXHIBIT (h)(12)(c)

                                AYCO SERIES TRUST

                 AMENDMENT NO. 3 TO THE PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 3, dated as of June 11, 2003, to the Participation Agreement dated as of November 20, 2000, as amended from time to time, by and among Ayco Series Trust, a Delaware statutory trust ("Trust"), American General Life Insurance Company ("Company"), and Mercer Allied Company, L.P. ("Distributor") (referred to herein as the "Agreement"), shall be as follows:

     WHEREAS, on April 14, 2003, The Ayco Company L.P., investment adviser to the Trust ("Adviser"), and The Goldman Sachs Group, Inc. ("GSG") entered into an agreement pursuant to which GSG will acquire all of the outstanding voting securities of the Adviser and the Distributor, so that, among other things, each will become a direct or indirect wholly-owned subsidiary of GSG (the "Transaction");

     WHEREAS, the Transaction is expected to close on or about July 1, 2003 ("Closing Date");

     WHEREAS, Section 10.1(j) of the Agreement provides that the Agreement may be terminated by any party by advance written notice upon the "assignment" of the Agreement (as defined under the Investment Company Act of 1940, as amended ("1940 Act")), unless made with the written consent of each party to the Agreement;

     WHEREAS, Section 10.1(k) of the Agreement provides that the Agreement may be terminated by the Company by written notice upon the sale, acquisition or change of control of the Adviser, unless done with the written consent of each party to the Agreement;

     WHEREAS, the consummation of the Transaction will result in the (1) "assignment," as that term is defined under the 1940 Act, of the Agreement for purposes of Section 10.1(j) of the Agreement, and (2) acquisition or change of control of the Adviser for purposes of Section 10.1(k) of the Agreement;

     WHEREAS, each of the Trust, the Company and the Distributor desires to provide written consent to the continuation of the Agreement following the consummation of the Transaction, as contemplated by Section 10.1(j)-(k) of the Agreement such that the Agreement will remain in full force and effect on and after the Closing Date under the existing terms of the Agreement;

     NOW, THEREFORE, each of the Trust, the Company and the Distributor hereby provides written consent to the continuation of the Agreement following the consummation of the Transaction, as contemplated by Section 10.1(j)-(k) of the Agreement, and agrees that, except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be executed by a duly authorized officer in one or more counterparts as of the day and year first written above.


AYCO SERIES TRUST                         AMERICAN GENERAL LIFE INSURANCE
                                          COMPANY


By:                                       By:
     ---------------------------------         ---------------------------------


MERCER ALLIED COMPANY, L.P.


By:  BREHAM, INC., in its capacity as
     general partner of Mercer Allied
     Company, L.P.


By:
     ---------------------------------


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